AS FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION ON MAY 11, 2004

REGISTRATION NO. 333-111715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________(AMENDMENT NO. 1)____________________________

AT&S HOLDINGS, INC.

_______________________________________________________________

(Name of Small Business Issuer in Its Charter)

NEVADA	7359	20-0472144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3505 Manchester Trwy.	3505 Manchester Trwy.
Kansas City, Missouri 64129	Kansas City, Missouri 64129
(816) 765-7771 (888) 765-7771
(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

AT&S HOLDINGS, INC.

RICHARD G. HONAN

3505 Manchester Trwy.

Kansas City, Missouri 64129

 (816) 765-7771
 (888) 765-7771

(Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

_________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	100,000 shares	$0.50 per share	$50,000	$4.05

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AT&S HOLDINGS, INC.

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Dilution
7	Selling Security Holders	Selling Security Holders
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution and Terms of the Offering
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Owners
12	Description of Securities	Description of Securities
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Not applicable
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Management’s Discussion and Analysis of Financial Condition and Results of Operations
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Market for Our Common Equity and Related Stockholder Matters
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated May 11, 2004

PROSPECTUS

AT&S HOLDINGS, INC.

100,000 common shares

         This is our initial public offering of common stock. The initial public offering price is $0.50 per share.  No public market currently exists for our common stock. We are selling 100,000 shares of common stock, which have $.001 par value per share. This represents 10.2% of the total outstanding shares if all shares offered are sold.  We provide portable, temporary storage and transportation solutions to a broad range of industrial and commercial customers in the Midwestern United States, through our rental fleet of over 1,800 portable storage and trailer units. Prior to this offering there has been no public market for the shares.  We are a Nevada corporation.

         We will sell the shares ourselves.  We do not plan to use underwriters or pay any commissions.  We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares.  The offering will terminate upon the earlier of; 1) 365 days (one year) after the offering is declared effective or we have sold all the shares being offered.  There is no minimum number of shares that have to be sold, nor will there be any escrow of the funds raised.

         The offering price for our common stock has been arbitrarily determined by us. We are offering up to 100,000 shares of our common stock.  Prior to this offering, there has been no public market for the shares and there can be no assurance that a regular trading market will develop for the shares after this offering or that, if developed, any such market will be sustained.  We anticipate that trading of the shares will be conducted through what is customarily known as the "pink sheets" and/ or on the

National Quotation Bureau's Over-The-Counter Electronic Bulletin Board (the "Bulletin Board").  Any market for the shares, which may result, will likely be less well developed than if the shares were traded on NASDAQ or on an exchange.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 3.

	TOTAL PER SHARE	AMOUNT
Public offering price	$ 0.50	$50,000
Underwriting Discounts & Commissions (1)	None	None

Proceeds, before expenses, to us (2)	$0.50	$50,000

  (1) We plan to offer and sale the shares directly to investors and have not retained any underwriters, brokers or placement agents in connection with this offering

  (2) Before deduction of offering expenses estimated to be $5,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

Our Company

The common shares will be issued by AT&S Holdings, Inc. (“AT&S”), which prior to this offering has not been a public reporting company.  AT&S was formed on December 26, 2003 to serve as a holding company for it’s wholly-owned subsidiary, American Trailer & Storage, Inc. (collectively “Company”,  “We”, “Our”, or “Us”).  American Trailer & Storage, Inc. was formed and began operations in May 1994.  We provide portable, temporary storage and transportation solutions to a broad range of industrial and commercial customers in the Midwestern United States, through our rental fleet of over 1,800 portable storage and trailer units.  Approximately 70% of our revenues is generated through renting and leasing storage containers (ISO shipping containers) and semi-trailers.  Ten percent is generated through the sale of such equipment, and the remaining 20% is generated through ancillary services such as trucking (delivery and pick-up of our equipment) fees and maintenance fees.  Approximately 30% of our revenue is generated by retail industry customers, 13% from business services industry customers, 11% from construction industry customers, and 10% from trucking industry customers; the remaining 36% is generated from customers in 61 other industries, none of which generates greater than 3% of our revenues.  Our principal offices are located at 3505 Manchester Trwy. Kansas City, MO 64129. Our telephone number is (816) 765-7771 or (888) 765-7771. Our website is located at www.americantrailerandstorage.com, however information on our website does not constitute part of this prospectus.

The Offering

Securities Offered……………………

We will offer up to 100,000 shares of common stock, par value of $0.001. There is no required minimum amount of the shares to be sold
Offering price per share………...……	The offering price is $0.50 per share.
Offering period………………....……	The shares will be offered for a period not to exceed 365 days.
Net proceeds to us……………………	Approximately $45,000 after payment of expenses of the offering.
Number of shares outstanding before the offering……………………………….	984,167 shares
Number of shares outstanding after the offering if all shares are sold…………	1,084,167 shares

Summary Financial Data

We have been operating since 1994 and have a fiscal year ending December 31.  Summary financial information derived from financial statements included elsewhere in this prospectus for December 31, 2003 and 2002 is as follows:

	December 31, 2003 (audited)
Balance Sheet information:
Property and equipment, net	$2,752,314
Total assets	3,512,397
Total liabilities	2,887,799
Total stockholders’ equity	$624,598

Income Statement Information:	Year ended December 31, 2003 (audited)	Year ended December 31, 2002 (audited)
Revenues	$2,888,452	$2,590,099
Operating income (loss)	560,626	(151,914)
Net income (loss)	$122,607	$(427,339)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

RISK FACTORS

The following risk factors should be carefully considered in evaluating our company and our business before purchasing the shares offered by this prospectus. Carefully consider that the shares are speculative and subject to a high degree of risk.  You should consider the following risks that include all material risks specific to the shares offered and to our company.

Risks Specific to Our Business

We are a company with a high amount of debt; therefore fluctuations in interest rates could increase our interest costs, decrease our profitability and limit our planned growth.

Our operations are capital intensive and we operate with a high amount of debt relative to our size.  Our high amount of debt makes us vulnerable to increases in prevailing interest rates.  Increases in interest rates will increase our overall interest costs and harm our profitability and our ability to expand our operations.

A slowdown in the economy could reduce demand from our customers, which would negatively impact our earnings.

The majority of our customers are in the retail, construction and trucking industries for our rental and sales revenues.  These industries tend to be cyclical and particularly susceptible to slowdowns in the overall economy.  If an economic slowdown occurs, we are likely to experience less demand for rental and sales of our products.  We depend heavily on our retail customers therefore a significant and/or prolonged downturn in the retail industry would have a substantial negative impact on our operations and cash flows and ultimately could lead to the inability to meet our obligations and our debt covenants.

Our operations are subject to seasonal fluctuations, which could result in cash flow deficiencies during periods of the year.

Demand for rental of our portable storage units is stronger from September through December because large retailers need to store more inventory for the holiday season.  Our retail customers usually return rental units to us early in the following year.  As a result, we experience lower rental fleet utilization rates during the first quarter of each year and may result in short-term cash flow deficiencies requiring us to utilize available or seek new working capital borrowings.

Our cost of funds may be higher than our competition, which could have a substantial negative impact on our profitability or potentially cause us to incur financial losses that increase the likelihood that we may not be able to expand our operations.

Our existing debt may carry higher interest rates than interest rates paid by other portable, temporary storage companies with better credit ratings than us.  As a result, we may be required to charge our customers higher monthly rentals than would be charged by a competitor whose cost of borrowing is lower than ours. Accordingly, we may operate at a competitive disadvantage relative to certain other renters of portable storage equipment and our profitability would be impacted negatively. Our competitors with greater available resources may challenge us in our current markets because of our significant level of debt relative to our size, This condition would have a substantial negative impact on our operations and cash flows and ultimately could lead to the inability to meet our obligations and our debt covenants

Our current debt agreements contain covenants and restrictions with which we must comply. Failure to comply could result in our lenders foreclosing on our assets.

Under our current debt agreements, we must comply with a variety of covenants and restrictions.  The more restrictive include the maintenance of minimum tangible net assets and interest coverage ratios.  These covenants and restrictions could limit our ability to respond to market conditions and restrict our planned growth. Also, if we fail to comply with these covenants and restrictions, the lenders have the right to refuse to lend us additional funds, and they may require early payment of amounts owed to them.  If this happens, we may be unable to fund our operations and we would have to scale back our rental activities.  Furthermore, if we default, our lenders may foreclose on our assets.  Our inability to comply with our debt covenants would likely result in our business to fail.

We are dependent on two customers that currently represent approximately 35% of our revenues.  The loss of either customer would negatively impact our earnings.

Two of our customers represent approximately 38% of our revenues during 2003.  We are highly dependent upon these customers and therefore a slow-down in their business or the loss of either of them as a customer would have a substantial negative impact on our operating results and could result in our inability to expand our operations.  The loss of these clients would require immediate and substantial overhead cost reductions together with the disposal of excess equipment to mitigate the effects.  Should the cost and equipment dispersal not occur, our Company would likely fail.

There is uncertainty and risk in the supply and price of used ocean-going containers and storage trailers, which are a key component of our product line. Either a severe shortages or oversupply of containers or trailers could harm our business.

We purchase new and used ocean-going containers and storage trailers in order to expand our rental fleet.  The availability of these containers and trailers depend in part on the level of trade and overall demand for containers and trailers in the domestic and ocean cargo shipping business.  When shipping increases, the availability of used ocean going containers and trailers for sale often decreases, and the price of available containers and trailers increase.  Conversely, an oversupply of used ocean-going containers and trailers may cause their prices to fall. We are always seeking to increase and/or upgrade our rental fleet, therefore our business is affected constantly by these market pressures.   This would cause our revenues and earnings to decline and could result in our inability to expand our operations.

Our principal shareholder has loaned us substantial amounts to fund our operations and growth in the past and he may be unwilling or unable to continue to provide us such borrowings in the future. We may not be able to obtain adequate outside financing to fund our operations or level of historical growth.

Our continued growth is dependent on the availability of financing to support increases in the size of our rental fleet.  Since inception, we have supported our fleet expansion primarily with proceeds from the issuance of debt including borrowings from our principal stockholder. We cannot assure you that our future cash flow will be sufficient to fund our historical levels of growth, nor can we ensure you that our principal stockholder will agree or be able to provide us with funding in the future. To the extent we need to obtain additional financing, we cannot assure you that any such financing will be obtained on terms satisfactory to us or at all.  Our Company would be severely affected and ultimately could fail. In the event that our principal shareholder requests full payment of his indebtedness and we could not find new sources of borrowing,

Changes in zoning laws restricting the use of storage units may adversely affect our business.

We are subject to local zoning laws regulating the use of our storage units.  Most of our customers use our storage units on their own properties.  Local zoning laws in certain markets prevent some customers from keeping storage units on their properties or only permit the containers if located out of sight from the street.  Changes in local zoning laws in existing markets or prohibition of storage units by local zoning laws in prospective new markets could substantially harm our operations, depending on the specific locality of the law change.

We are subject to various laws and regulations that govern, and impose liability for, activities and operations, which may have adverse environmental effects.  Our noncompliance with these laws and regulations could have a material adverse effect on our business.

We are subject to federal, state and local regulations that govern and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for hazardous substances or other wastes.  Our operations  may result in noncompliance with or liability for cleanup under these laws, regardless of our efforts to comply.  In addition, the presence of hazardous substances, or failure to properly remediate any resulting contamination, may adversely affect our ability to sell, lease or operate our properties or to borrow money, using them as collateral. We cannot assure you that  such matters will not arise in the future.

Risks specific to the shares offered

Our officers and directors control our operations and matters requiring shareholder approval.  They may not always act and vote in a manner consistent with your interests.

Our officers and directors currently own our outstanding shares of common stock. Even if all the offered shares are sold, our officers and directors will still own approximately 91% of our outstanding shares of common stock. As a result, our officers and directors will have the ability to control, or at a minimum, significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of the company which may not be consistent with your interests and goals..

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the common shares we are offering to be $45,000 after deducting estimated costs of the offering.  We intend to use the net proceeds to fund our portable storage fleet expansion regardless of the amount raised.  Following is a table which reflects the use of the proceeds under the assumption that we will be successful in selling 25%, 50%, 75% and 100% of the total 100,000 offered.

PERCENTAGE OF OFFERING SOLD

	25%	50%	75%	100%
Total raised	$12,500	$25,000	$37,500	$50,000
Expenses of the offering	(5,000)	(5,000)	(5,000)	(5,000)

Net proceeds of offering to be used for expansion of our rental fleet.	$7,500	$20,000	$32,500	$45,000

  The expenses of the offering are estimated to be $5,000, which includes filing fees, legal fees and expenses, accounting fees and expenses, and printing and engraving expenses.  Should we sell less than 25% of the total shares offered, we will first pay our offering expenses and then utilize funds for expansion of our fleet. Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest bearing bank accounts or invested in debt securities of investment grade, certificates of deposits or commercial paper.

The purpose of this public offering is to raise funds for expansion of our fleet.  In addition, the public offering provides us with a base for our Company to do additional debt and equity offerings in the future for expansion purposes.

DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the initial public offering price of the shares.  Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for our common stock.  You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

     The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering.  Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

 At December 31, 2003 our common stock had a net tangible book value of approximately $624,598 or  $0.64 per share.  After giving effect to the receipt of the net proceeds from the common shares offered in this prospectus at an offering price of $0.50 per share, our pro forma net tangible book value at December 31, 2003, would have been $669,598 or $0.62 per share. This represents an immediate decrease in net tangible book value to our present stockholders of $0.02 per share. This results in immediate accretion (dilution) per share to investors of  $0.12 or 24% in the offering.   The following table illustrates dilution to investors on a per share basis:

Amount per share
Offering price per share	$0.50
Net tangible book value per share before offering	$0.64
Increase (decrease) per share attributable to investors	$(0.02)
Pro forma net tangible book value per share after offering	$0.62
Accretion (dilution) per share to investors	$0.02

     The following table summarizes, as of December 31, 2003, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.

     The table below assumes the sale of the 100,000 shares offered in this prospectus at an assumed initial public offering price of $.50 per share and before any deduction of estimated offering expenses.

	Shares Purchased	Percent	Cash consideration	Percent	Consideration per share

Original Stockholders (1)	984,167	91%	$624,598	93%	$0.64
Public Stockholders	100,000	9%	$ 50,000	7%	$0.50

Total	1,084,167	100%	$674,598	100%
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SELLING SECURITY HOLDERS

All shares offered by will be issued directly by AT&S, which will receive the proceeds. There are no selling security holders.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

This is a "direct public" offering. There is no minimum number of shares that must be sold and no escrow account to hold the funds raised by the offering.

We are offering a maximum of one hundred thousand (100,000) shares, at 50 cents ($0.50) per share.  We can give no assurance that any shares will be sold.

Upon acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers.  We may continue to offer shares for a period of no longer than 365 days after commencement of this offering or, if earlier, until we have sold all of the shares offered in this prospectus.  During the offering period, no subscriber will be entitled to any refund of any subscription.

We will sell the shares on a "best efforts," basis through certain of our officers and directors, Richard G. Honan, Jeffrey N. Orr and Richard G. Honan II, who will not receive any commission in connection with the sale of shares, although we will reimburse such individuals for expenses incurred in connection with the offer and sale of the shares.  They will be relying on, and complying with, Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares.  In order to rely on such  "safe harbor" provisions provided by Rule 3a4-1, they must be in compliance with all of the following:

·

they must not be subject to a statutory disqualification;

·

they must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

·

they must not be an associated person of a broker-dealer;

·

they must restrict participation to transactions involving offers and sale of the shares;

·

they must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

·

they must restrict participation to written communications or responses to inquiries of potential purchasers.

You may purchase shares by completing and manually executing a subscription agreement and delivering it, with your payment in full for all shares you wish to purchase, to our offices.  Your subscription shall not become effective until accepted by us and approved by our counsel.

Our shares are covered by Section 15g of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

·

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

·

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

·

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

·

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

·

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson’s compensation.

·

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers.  They do not apply to us in any manner whatsoever.  The application of the penny stock rules may affect your ability to resell your shares.

FORWARD LOOKING STATEMENTS

We have used words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

·

Our significant dependence on two customers;

·

The highly competitive nature of our business;

·

Failure to control defaults on our rental contracts or loans;

·

Significant changes in interest rates;

·

Failure to maintain qualified management and skilled personnel.

Many of these factors are beyond our control.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes included elsewhere in this prospectus.

Overview

Our company, AT&S Holdings, Inc., was formed on December 26, 2003 under the laws of the State of Nevada.  Our Company was formed by the shareholders of American Trailer & Storage, Inc. to serve as its’ parent company.   American Trailer & Storage, Inc. was formed on May 15th, 1994 under the laws of the State of Missouri under the name Financial Credit Corporation.  On December 9th, 2003 the name was officially changed to American Trailer & Storage, Inc.  Financial Credit Corporation conducted business under the fictitious names of Commercial Trailer and American Trailer & Storage.  American Trailer & Storage, Inc. has been engaged solely in the business of renting and leasing storage containers and semi-trailers since inception and does not have any subsidiaries.

On December 31, 2003 our company’s Board of Directors (AT&S) approved and completed a stock exchange agreement with American Trailer & Storage, Inc.  The Board of Directors, Officers and shareholders of AT&S and American Trailer & Storage, Inc. were identical at the date of the transaction and therefore the companies were under common control.  The exchange agreement provided for our company (AT&S) to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Storage & Trailer, Inc.  Subsequent to that transaction, our company (AT&S) became the parent of American Trailer & Storage, Inc.  Our management’s discussion and analysis of financial condition and results of operations discusses the historical operations of our subsidiary (American Trailer & Storage, Inc.) prior to December 31, 2003.  We formed the new holding company and entered into the exchange agreement because we believe Nevada is a more corporate friendly environment for our holding company and the holding company structure will provide our company with more flexibility in the future as we expand our operations.

We are a provider of portable storage and transportation solutions through our rental fleet of over 1,800 portable storage and transportation units through our subsidiary American Trailer & Storage, Inc. We currently have 6 branches and operate in 5 states including Missouri, Kansas, Illinois, Nebraska and Iowa.  We primarily concentrate on the Kansas City and St. Louis metropolitan regions.

Our rental equipment provides secure, accessible temporary storage and transportation for a diversified client base of over 600 customers in 66 different industries. Our customers use our products for a wide variety of storage and transportation applications, including the storage of retail and manufacturing inventory, protection of construction materials and equipment, to handle peaks in shipping cycles and to transport material to and from customers’ or their construction job sites. Our largest customer, Wal-Mart, constitutes 27% of our revenues.  Wal-Mart rents our storage equipment on a store-by-store, unit-by-unit, short-term basis.  Rental and trucking (delivery and pick-up of storage equipment) rates vary by store location.  No single store accounts for more than 5% of our revenues.  Our second largest customer, Mobile Storage Group (MSG), accounts for 10% of our revenues.  MSG rents equipment from AT&S and then re-rents the equipment to other companies, primarily in the retail industry.  MSG rents our equipment on a unit-by-unit, short-term basis; rental and trucking rates vary by location of rental.  No single rental location constitutes more than 1% of our revenue.

We primarily obtain our portable storage units by purchasing new and used ocean-going containers and purchasing new and used trailers from the trucking industry. We offer a wide range of products in varying lengths and widths with an assortment of differentiated features such as security systems, multiple doors, electrical wiring and shelving. In addition to our rental operations, we sell new and used portable storage units and provide ancillary services.

Our primary revenue source is the rental and sale of portable storage and transportation units with our focus being on the rental rather than sale of such equipment.  Portable storage and transportation units include the following:

·

Containers – We purchase new, used and refurbished shipping containers from rental companies, brokers, and shipping lines.  These containers are 8’ wide, 8’6” to 9’6” high and 20’ or 40’ long.  The condition and age of the containers vary widely to meet the needs of our customers.  We customize containers for customers by adding such items as high security lock boxes, shelving, lighting, and electrical hook-ups.

·

Storage trailers – We purchase used semi-trailers from trucking companies, rental firms and other companies with trailer fleets.  These trailers are no longer useful for long, over-the-road transportation of goods.  With minor repairs, these trailers are utilized for in-town cartage and storage at customers’ lots or docks, or at one of our lots.  The inside dimensions range from 96”-110” wide, 96”-108” high, and 20’, 28’, 40’, 45’, 48’ or 53’ long.

·

Over-the-road trailers – We also purchases new and used semi-trailers that are capable of long-distance transportation.  These units have the same dimensions as the storage trailers.

We also provide services to our customers in the following areas:

·

Delivery, pick-up and general cartage or drayage (the movement of containers on flat bed type trailers) – We have the equipment to properly and safely deliver, position, and pick-up shipping containers and semi-trailers.  We are able to provide prompt service to customers through an extensive network of trucking companies that we hire to complement our own drayage assets (semi-tractors and specialized semi-trailers designed to lift containers from the ground as well as transport the containers) and personnel.

·

On-site storage – We provide space for storage of containers and trailers on our own lots.  This allows customers additional flexibility.  For example, several customers use one of our lots and equipment for storage of excess merchandise because of space or zoning restrictions at the customer’s location.  When a customer needs a particular unit, it calls us to arrange delivery.  Our facilities serve as a distribution center, without the added handling costs.

Year ended December 31, 2003 Compared to 2002

Total revenues approximated $2,888,000 in 2003.  The increase of $298,000 over 2002 total revenues represents an 11.5% increase. Approximately 89.6% of total revenues were derived from equipment rental and related service revenues (delivery, pick-up, maintenance revenues, etc.).  Approximately 10.4%, or $299,000, of total revenues was derived from the sale of equipment, compared to $322,000, or 12.4% of total revenues, in 2002.  A general increase in demand for our services from companies in varied industries is primarily responsible for the increase in revenues.  In addition, the company focused on renting equipment versus selling.  This focus is responsible for the decrease in equipment sales and is also partially responsible for the increase in rental revenue.

Equipment sales decreased $23,000 in 2003 versus 2002 due to a concentrated effort to encourage customers to rent equipment rather than purchase.  Rental revenues increased $317,000, or 18.8%, mainly the result of a sharp increase in demand from trucking industry customers of approximately 60% and a general increase in demand from industrial, wholesale, and business services industries.  Drayage (trucking) revenue increased approximately $94,000, or 21.5%, from the previous year.  This is primarily due to an increase in turnover in equipment from the retail and construction industries to other customers and thus the additional revenue for pick-up and delivery of equipment.  Other revenues, which consist primarily of on-site equipment storage fees, repair charges for customer-damage to equipment; late fees, damage-waiver fees and property tax fees decreased $90,000, or 60% due primarily to a decrease in demand for equipment to be stored on-site.

Cost of sales for the twelve months ended December 31st, 2003 totaled $1,144,000, a decrease of 1.4%, as compared to the same period 2002.  Cost of sales represented 39.6% of total revenues in 2003 versus 44.8% in 2002.  The cost of equipment sold increased as units sold from the rental fleet carried higher book values and a general increase in the international shipping industry decreased supply of used containers.  Equipment rental expense remained stable and is likely to remain so as the company opportunistically rents equipment from other providers to service customers in geographic areas where the company does not have equipment available.  The company was able to reduce drayage expenses utilizing company-owned delivery equipment and company employees more often than hiring third party trucking companies to deliver rental equipment.  Drayage expenses will not likely further decrease during the upcoming 12 months due to rising fuel expenses.  Other cost of sales expenses were reduced by approximately $7,000 due to a general decline in the amount of fleet maintenance required.  Gross profits increased $314,000, or 22%, in 2003 versus 2002, representing 60.4% of total revenues.  As the availability of new and used shipping containers decreases, the company will be able to command higher prices for our equipment, however, this will also cause the company to pay higher prices for it’s equipment sold, thus the company anticipates that the gross margin will remain stable.

Operating expenses decreased $398,000, or 25%, over 2002.  Operating expenses represented 41.0% of total revenues in 2003 versus 61.1% in 2002.  The primary reason for the decrease is a 40% reduction in personnel, which decreased salaries and related expenses by approximately $275,000. The terminated personnel were being trained by us in preparation for significant company growth outside our core markets of Kansas City and Saint Louis, and were not significantly contributing to generating revenues within those core markets.  In addition, a one-time bonus of $112,000 was paid to a principal of the company in 2002.  We did not have a similar expense during the period in 2003.   We expect operating expenses to remain under 45% of total revenues for 2004.

Interest expense increased $70,000, or 24.6%, from 2002 to 2003 to $355,000.  Interest expense constituted 12.3% of total revenues in 2003 versus 11.0% in 2002.  This increase was primarily due to an increase of subordinated debt lent to the company by the principle owner.  The company’s senior bank debt was refinanced in September 2003.  The interest rate of the new senior debt is much lower than the previous senior debt, (6.19% versus an approximate weighted average of 10%).  In December of 2003, the company repaid the principle owner approximately 41% of the balance owed to him.  The reduction in the senior bank debt interest rate and the reduced principle balance of subordinated debt will substantially lower interest expense for the coming 12 months.  Other income was primarily the result of recoveries of bad debt.

In December 2003, the principle owner exercised a stock warrant issued to him in July 2003.  Using the Black-Scholes option-pricing model, the warrant was valued at $151,000 at the date of grant, which was expensed as “common stock warrant expense-related party”.  The company does not have any stock warrants outstanding and does not anticipate any similar issuance of equity instruments in the coming 12 months, therefore the company does not expect to incur any future related expenses.

The company had a net income of $123,000 for the twelve-month period ended December 31, 2003 versus a net loss of $427,000 in 2002.  Net income represented 4.2% of total revenues for the period versus a net loss of 16.5% of total revenues in 2002.  This reversal was mainly the result of increased revenues due to an increase in demand and a sharp reduction in operating expenses.  By concentrating on our core markets of Kansas City and Saint Louis and eliminating expenses related to growth outside those markets, we were able to align our operating expenses to a level more suited for our current fleet size, resulting in a positive net income.

Without the non-cash, non-recurring stock warrant expense, the company would have had a net income of $273,000, or 9.5% of revenues.  The company anticipates the positive income trends to continue for 2004.

Liquidity and Capital Resources

Growing our rental fleet is very capital intensive.  The amount of capital needed is dependent on the number of units we plan to purchase in a given period to continue growth and in building the support infrastructure to support such growth.  Over the past two years, our fleet size has been relatively stable as we focused on building the support infrastructure to support fleet expansion.  Purchases of new equipment and additional staff have primarily been funded through the issuance of subordinated debt to our principal owner and equipment financing on a collateralized basis.

As of December 31, 2003, the total balance of subordinated debt owed to the principal owner was $512,863. Of the total subordinated debt, $444,913 represents an interest-only note with a maturity date of January 1, 2005 and bears 15.5% annual interest paid monthly.  Of the remaining subordinated note balance, $45,351 is owed to the principle owner in the form of a 5-year term note (principle and interest paid monthly) with an original balance of $223,625 bearing 15.5% annual interest and a maturity date of September 20, 2004, at which time the note is to be paid in full.  Of the total subordinated debt, $22,598 is owed to the principle owner in the form of a 5-year term note (principle and interest paid monthly) with an original balance of $125,000 bearing 15.5% annual interest and a maturity date of August 15, 2004, at which time the note is to be paid in full.  The repayment of the two term loans in the third quarter of 2004 will reduce cash debt service payments by $8,386 per month.  We anticipate that the principle owner will extend the maturity date of the interest only note at least 12 months, allowing the company to purchase additional equipment with cash.  Should the principle owner not extend the interest only note, the company’s liquidity will be reduced.  Due to bank financing covenants, the principle owner cannot be repaid the balance of the interest only note unless the total debt to net worth ratio does not exceed the bank’s maximum limit after any such repayment.

Operating Activities: Cash provided by operating activities in 2003 was approximately $527,000 compared to $165,000 cash used by operating activities in 2002.  Because the company delayed plans for rapid growth and aligned operating expenses to match current fleet size, operating activities were able to provide substantial cash.  We expect that operating activities will continue to be a source of cash in 2004.

Investing Activities:  Net cash used by investing activities in 2003 was approximately $79,000, which is primarily the net difference between the purchase of $367,000 of equipment and proceeds of $288,000 from the sale of equipment.  We plan to continue selling non-utilized or under-utilized equipment and replace that equipment with equipment that better suits the needs of our customers and commands higher rental revenue.  We anticipate that the purchase of new equipment will continue to outpace sales by approximately $400,000 during 2004.

 Financing Activities:  Net cash used by financing activities was $456,000 in 2003 as compared to net cash provided by financing activities of $461,000 in 2002.  The cash was used to pay down senior and subordinated debt.  The company anticipates financing activities will provide cash during 2004 (primarily from utilizing existing bank financing lines of credit) for the purposes of supplementing equipment purchases.

During September 2003, we entered into a financing agreement with Commercial Federal Bank that refinanced substantially all of our senior debt and reduced our subordinated debt.  The new financing agreement provided us with three separate facilities, as follows:

·

A term-loan aggregating $2,000,000 which bears a fixed interest rate of 6.19%, payable in monthly installments of $29,117 through April 2007.  On January 5, 2004 this loan was converted to a line-of-credit which bears a fixed, annual interest rate of 6.19% payable monthly.  Beginning on February 1, 2004, each month, the available borrowing amount is reduced by $21,078.  On April 23, 2004 the outstanding balance of the equipment purchase line-of-credit, described below, was rolled into this line-of-credit and the monthly reduction in availability was modified.  The balance on this line as of April 23, 2004 was $2,324,427.  The monthly reduction in the amount available to the company as of April 23, 2004 is $24,302.  The maturity date remains April 15, 2007.

·

An equipment purchase line-of-credit with a maximum borrowing amount of $500,000, which bears variable interest at prime plus .75% (4.75% as of April 23, 2004) with an expiration date of April 15, 2004.  On April 23, 2004, the balance ($490,505) of this line-of-credit was transferred to the reducing line-of-credit, described above.  This line of credit was renewed through April 15th 2005 with a maximum of $500,000 availability.  As of April 23rd, 2004, this line-of-credit had a zero balance.

·

A working capital line-of-credit with a maximum borrowing amount of $250,000, which bears variable interest at prime plus .75% (4.75% as of April 23, 2004) with an expiration date of April 15, 2004.  On April 23rd, 2004, this line-of-credit was renewed.  The new expiration date is April 15th, 2005.  As of April 23rd, 2004 the company had a zero balance on this line of credit.  This facility is subject to a borrowing base computation based on accounts receivable and inventory balances.

These facilities contain restrictive covenants that require the Company to maintain the following ratios:

1)

minimum debt service coverage ratio must be no less than 1 : 1 at December 31, 2003 and not less than 1.25 : 1 thereafter

2)

must maintain positive working capital

3)

maximum debt-to-equity ratios of 4:1.  Subordinated debt is defined as equity for purposes of compliance with this covenant in the bank financing agreement.

We were in compliance with all restrictive covenants as of December 31, 2003 and we anticipate remaining in compliance in the upcoming 12 months.

The reducing line-of-credit is collateralized by a blanket lien on all company assets as well as the personal guarantee by the principle owner, Richard G. Honan, and his wife, Kathleen M. Honan.

The new credit facilities provide us with both short and long-term liquidity, the flexibility to acquire revenue equipment on an as needed basis, and lower our overall capital costs.

As of April 23, 2004, we have a commitment to purchase all of the portable storage assets from a company in Kansas City, KS worth $52,140.  We expect to acquire at least $350,000 of additional revenue equipment during the upcoming 12 months.

We believe that our working capital, together with our cash flows from operations, borrowings under our working capital and equipment purchase lines-of-credit and other available funding sources will be sufficient to fund our operations and planned growth for at least 12 months.

Seasonality

The demand for our equipment is somewhat seasonal.  This is due mainly to the seasonal demands of the retail industry.  Retailers demand more equipment in the third and fourth quarters of each year to handle peak inventory demands of the holiday shopping season.  Most of the equipment rented by the retailers is returned early in January of each year, resulting in decreased cash flow from operations for the company during the first half of every year.  The company expects this trend to continue.

Off-Balance Sheet Arrangements

The company does not engage, nor plans to engage, in any off-balance sheet financing arrangements.

Critical Accounting Policies and Estimates

Our significant accounting policies are disclosed in Note B to our audited financial statements included elsewhere in this Prospectus.  The following discussion addresses our most critical accounting policies, some of which require significant judgment.

The preparation of the financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes to those statements.  These estimates and assumptions are based upon our evaluation of historical results and anticipated future events.  Actual results could differ from those estimates.  For purposes of this section, critical accounting policies are those that are, in our management’s view, most important to our financial condition and results of operations and that require significant judgments and estimates.  Our management believes our most critical accounting policies relate to the following:

We recognize revenue from the sale of equipment upon delivery. Lease and lease ancillary revenues and related expenses generated under portable storage units and trailers are recognized monthly which approximates a straight-line basis.  The company recognizes revenue from delivery, pick-up and other rental-related activities when the service is provided.

We depreciate our rental equipment on a 10 or 15-year term with 20% residual values.  Trailers are depreciated over a 10-year period and containers are depreciated over a 15-year period using the straight-line method.  Our management periodically evaluates our depreciation policy against several factors including appraisals from independent parties, profit margins from the sale of depreciated assets, and larger competitor’s depreciation policies.

OUR BUSINESS

     We are a provider of portable storage and transportation solutions through our rental fleet of over 1,800 portable storage and transportation units. We formed and began operations in May 1994.  We currently have 6 branches and operate in 5 states including Missouri, Kansas, Illinois, Nebraska and Iowa.  We primarily concentrate on the Kansas City and St. Louis metropolitan regions.  Our products provide secure, accessible temporary storage and transportation for a diversified client base of over 600 customers,  from 66 different industries, including retail, construction, trucking and business services. Our customers use our products for a wide variety of storage and transportation applications, including the storage of retail and manufacturing inventory, protection of construction materials and equipment, to handle peaks in shipping cycles and transport material to and from customers or their construction job sites. We primarily obtain our portable storage units by purchasing new and used ocean-going containers and purchasing new and used trailers from the trucking industry. We offer a wide range of products in varying lengths and widths with an assortment of differentiated features such as security systems, multiple doors, electrical wiring and shelving. In addition to our rental operations, we sell new and used portable storage units and provide ancillary services.

We focus on renting instead of selling our portable storage and transportation units. We believe this focus allows us to achieve strong growth, improved profitability and increased predictability of our business.  We believe our rental model is highly attractive because portable storage and transportation units:

·

Provide predictable, recurring revenues from rentals,

·

Have average monthly rental rates, which recoup our unit investment within an average of 28 months,

o

Our average acquisition cost per container in our rental fleet is $2,400

o

Our average acquisition cost per trailer in our rental fleet is $4,100

·

Have useful lives exceeding 10 years, low maintenance and high residual values; and

Since our inception we have increased our revenues every year.  Our revenues have increased from approximately $600,000 in 1997 to approximately  $2.89 million in 2003.

Industry Overview

The storage industry includes three principal segments, fixed self-storage, warehousing and portable storage.

The fixed self-storage segment consists of permanent structures located away from customer locations. Fixed self-storage is used primarily by consumers to temporarily store excess household goods. This segment is highly fragmented but includes several large national companies. We do not have any fixed self-storage facilities.

The warehousing segment consists of permanent structures located away from customer locations. Primarily commercial customers use warehousing for temporary storage of excess inventory or to provide a distribution location. This segment is highly fragmented but includes several large national companies.  We do not have any warehouse facilities.

The portable storage segment differs from the fixed self-storage and warehousing segment because it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access. The advantages of portable storage include convenience, immediate accessibility, better security and lower price. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses. This segment is highly fragmented with no national participants. Although there are no published estimates of the size of the portable storage segment, we believe the size of the market is expanding due to increasing awareness of the advantages of portable storage.  We rent, lease, and sell storage containers and semi-trailers to accommodate the portable storage needs of our customers.

Our goal is to be the leading provider of portable storage solutions in the Midwestern United States. We believe that our competitive strengths and growth strategy, as outlined below, enable us to achieve this goal.

Growth Strategy

Our growth strategy consists of the following:

Focus on Core Portable Storage Rental Business in the Kansas City and Saint Louis Markets. We will continue to focus on growing our rental business in our core markets because rental provides predictable, recurring revenue and high margins.  During 2003, the company experienced gross profit margins of 61%.  We expect this percentage to remain stable because we do not anticipate lowering rental rates and we feel that we will be able to maintain or improve upon 2003’s fleet utilization rate of 80%.   Additionally, we do not expect costs to significantly increase due to an ample supply of companies to choose from that provide repair and maintenance services.

We have the necessary overhead infrastructure in place in Kansas City and St. Louis to accommodate further revenue growth in these markets with lower marginal overhead expenses. We believe we can also increase our service and other ancillary revenues, however our core business will continue to be the rental of temporary, portable storage and transportation units.  We believe there is substantial demand for our portable storage units throughout the Midwestern United States, which is our target market.

Generate High Levels of Internal Growth in the Kansas City and Saint Louis Markets. We will continue to focus on increasing the number of portable storage units we rent out from our Kansas City and St. Louis branches to both new and repeat customers. We have historically been able to generate strong internal growth within these markets through aggressive marketing and rental fleet growth. We believe that by increasing awareness of the benefits of portable storage through our targeted marketing and advertising programs, we can continue to increase our rental revenues and generate strong internal growth in these markets. Our branches in Des Moines, Iowa, Wichita, Kansas, Springfield, Missouri and Omaha, Nebraska, will remain smaller satellite branches with a limited amount of equipment for the next 12 months.  We believe we can increase our market share in Kansas City and St. Louis and increase revenues in these two markets.  We intend to increase our fleet size in these two markets by purchasing additional equipment with funds provided by the offering, cash generated from operations and existing bank financing..

Branch Expansion. We intend to use our branch model to expand to new markets throughout the Midwestern United States on a limited and very selective basis. We intend to identify new markets in the Midwestern United States where we believe demand for portable storage units is underdeveloped.  Small local competitors are currently serving these markets. Whenever feasible, we intend to enter a new market by acquiring the storage units and rentals of a small, local portable storage business in order to generate immediate revenue to cover overhead and forego typical branch start-up expenses.  However, we do not plan to enter any new markets in 2004, and any acquisition will have to meet very stringent economic requirements and justification developed by our management in consultation with the Board of Directors.

Products

We provide a wide range of products and services to meet the temporary storage needs of our customers, specifically:

Portable Storage Products:

o

Containers – We purchase new, used and refurbished shipping containers from rental companies, brokers, and shipping lines.  These containers are 8’ wide, 8’6” to 9’6” high and 20’ or 40’ long.  The condition and age of the containers vary widely to meet the needs of our customers.  We can customize containers for customers by adding such items as high security lock boxes, shelving, lighting, and electrical hook-ups.

o

Storage trailers – We purchase used semi-trailers from trucking companies, rental firms and other companies with trailer fleets.  These trailers are no longer useful for long, over-the-road transportation of goods.  With minor repairs, these trailers are utilized for in-town cartage and storage at customers’ lots or docks, or at one of our lots.  The inside dimensions range from 96”-110” wide, 96”-108” high, and 20’, 28’, 40’, 45’, 48’ or 53’ long.

o

Over-the-road trailers – We also purchases new and used semi-trailers that are capable of long-distance transportation.  These units have the same dimensions as the storage trailers.

Services:

o

Delivery, pick-up and general cartage – We have the equipment to properly and safely deliver, position, and pick up shipping containers and semi-trailers.  We are able to provide prompt service to of our customers through an extensive network of trucking companies that we hire to complement our own drayage assets (semi-tractors and specialized semi-trailers designed to lift containers from the ground as well as transport the container) and personnel.

Each customer’s needs are different.  Some may need a tractor-trailer to pick up material from a warehouse for drop at a third party site where the trailer will act as storage for several months.  We believe we provide such cartage services in a timely and efficient manner.

o

On-site storage – We provide space on our own lots for storage of containers and trailers on our own lots rented from us as an ancillary service to the rental of our equipment.  This allows customers additional flexibility.  For example, several customers use one of our lots and equipment for storage of excess merchandise because of space or zoning restrictions at our customer’s location.  When a customer needs a particular unit, they call us to arrange delivery.  Our trailers serve as a distribution center for certain of our customers, without the added handling and overhead costs of warehouse space.

Branch Operations

     We locate our branches in markets with attractive demographics and strong growth prospects. Within each market, we have located our branches in areas that allow for easy delivery of portable storage units to our customers. We also seek locations that are visible from high traffic roads as an effective way to advertise our products and our name. Our branches maintain an inventory of portable storage and transportation units available for rent, and some of our branches also provide on-site storage of units under rent. The following table shows information about our branches as of December 31, 2003:

LOCATION	FUNCTIONS	RENTAL UNITS	COMPANY PERSONNEL	APPROXIMATE LOT SIZE
Kansas City, MO/KS	Rental, sales, administration, on-site storage [1]	1,001	8	12 acres
St. Louis, MO/IL	Rental, sales, on-site storage [1]	645	1	8 acres
Des Moines, IA	Remote rental and sales	49	0	1 acre
Wichita, KS	Remote rental and sales	12	0	½ acre
Springfield, MO	Remote rental and sales	22	0	N/A
St. Joseph, MO	Remote rental and sales	4	0	1 acre
Omaha, NE/Council Bluffs, IA	Remote rental and sales	134	0	½ acre
Total		1,867	9

Our Kansas City Branch provides overall supervisory responsibility for all activities at all of the branches.  The St. Louis branch has a branch manager that is responsible for sales and management of that branch. We do not store idle equipment in Springfield, MO.

All company lots are fenced, gated and locked during non-business hours with the exception of St. Joseph, MO, which has 24-hr security.

[1]  Customers who have the need to store semi-trailers on the company’s lot due to space limitations at their location are permitted to do so as part of the rental service.  We allow customers on the properties for access to their rental equipment during regular business hours.  The company does not have fixed storage or warehouse space.

Sales and Marketing

We have two people at our Kansas City branch and one in St. Louis that conduct sales and marketing on a full-time basis. We utilize the following methods of advertising to target potential customers:

	Commercial	Residential
Direct Mail	X
Exec Sales	X
Trade Shows	X
Fleet Decals	X	X
Newspaper Ads	X	X
Yellow Pages	X	X

All methods are reviewed and evaluated for effectiveness.  The mix of advertising will continually change as we determine which methods best match target markets.

     Our sales and marketing force provides information about our products to prospective customers by handling inbound calls and by initiating cold calls. Our sales and marketing employees are compensated on a salary plus commission basis.

    Customers

Our customer base is diverse and consists of businesses in a broad range of industries.   During 2003, more than 600 customers in 66 different industries rented our portable storage and transportation units. Our largest single customer Wal-Mart accounted for 27% of our total revenues, and our next largest customer, Mobile Storage Group accounted for 10% of our total 2003 revenues.  Wal-Mart rents our storage equipment on a store-by-store, unit-by-unit, short-term basis.  Rental and trucking (delivery and pick-up of storage equipment) rates vary by store location.  No single store accounts for more than 5% of our revenues.  Our second largest customer, Mobile Storage Group (MSG), accounts for 10% of our revenues.  MSG rents equipment from AT&S and then re-rents the equipment to other companies, primarily in the retail industry.  MSG rents our equipment on a unit-by-unit, short-term basis; rental and trucking rates vary by location of rental.  No single rental location constitutes more than 1% of our revenues.  No other customer accounts for more than 3% of total revenues.

     We target customers who can benefit from our portable storage solutions either for seasonal, temporary or long-term storage needs. Customers use our portable storage units for a wide range of purposes. The following table provides an overview at December 31, 2003 of our customers and how they use our portable storage units:

Industry*	% of 2003 Revenues	Typical Customers	Typical Applications
General Retail	30%	Mass merchandisers, Department Stores, Discount Chains	Storage of seasonal and excess merchandise
Business Services	13%	Equipment Rental Companies, Party Rental Companies, Janitorial Services	Re-rental to customers, storage of supplies
Construction	11%	General and sub-contractors	Storage of materials and equipment on job-sites
Trucking	10%	Truck lines, Moving Companies	Transportation of goods, storage at distribution centers
Wholesale Distributors	4%	Auto Parts Distributors, Construction Materials, Wood Products, Pool & Spa Distributors	Storage of excess and seasonal inventory
All others** (61 different industries)	32%	N/A	N/A
*Based on 2 digit SIC	**No other industry constituted greater than 3% of revenues

Management Information Systems

In December 1999, we upgraded all of our information systems by licensing software that uses IBM AS/400’s advanced architecture and database design.

Our current management information systems have substantially more capacity than we currently need, but provides a system capable of expanding with the company’s business.  The fully integrated system performs functions for Rental and Sales Operations and Analysis, Accounts Receivable, Accounts Payable, General Ledger, Purchasing, and Equipment Maintenance.

We utilize an Application Service Provider (ASP) for our Customer Relations Management (CRM).  The ASP allows our employees instant, worldwide access to customer and sales pipeline information.

A new branch can become fully integrated with the home office, with just a personal computer and an Internet connection

Rental Terms

The majority of our rental agreements provide month-to-month terms.  Our average monthly rental rate was $137 in 2003. Most of our portable storage units rent for $60 to $200 per month. Over-the-road trailers may rent for as much as $550 per month. Each rental agreement provides that the customer is responsible for the cost of delivery at inception and pickup at termination. Our rental contracts specify that the customer is liable for any damage done to the unit beyond ordinary wear and tear. The customer’s possessions stored within the portable storage unit are the responsibility of the customer. Trailers used for over-the-road purposes require that the customer to provide appropriate insurance coverage and related documentation to cover us as loss payee and additional insured.

Our Markets and Competition

We face competition from several local companies in all of our current markets. Our competitors include lessors of storage units, over-the-road and storage trailers and other structures used for portable storage. We also compete with conventional fixed self-storage facilities to a lesser extent. We compete primarily in terms of product quality and availability, rental rates and customer service. Some of our competitors have less debt, greater market share and greater financial resources and pricing flexibility than we do. Sometimes, a competitor will lower its rental rates in one of our markets to try to gain market share. This may require us to reduce our rental rates as well, which could reduce our profitability in those markets.

In the Kansas City market, to include St. Joseph, MO,  we compete with approximately 20 companies that rent portable storage equipment.  We estimate that we have the second largest fleet of portable storage equipment in Kansas City and maintain approximately 12% of the market.  We estimate that the largest competitor maintains 35% of the market.  The competition in Kansas City is highly fragmented.  Five of the competitors are branch operations of larger companies with 10 or more branches across the U.S.  Two of the competitors are branch operations of companies with less than 5 branches.  Portable storage rental is not the main business of five of the competitors, but rather a side-line to another, main business such as trucking.  We estimate that only the four largest providers of portable storage products have enough equipment to effectively compete for large commercial and industrial customers.  Due to the capital requirements and local business relationships necessary to win and maintain large commercial and industrial accounts, we do not anticipate a significant increase in the number of competitors able to compete for large accounts within the next 12-24 months.

Our revenues grew by approximately 22% in the Kansas City market in 2003 over 2002.  This was due both to a general increase in the size of the market for portable storage products and a slight increase in market share.  We anticipate continued growth in the size of the market, as customers become more aware of portable storage options.  We also anticipate maintaining or slightly increasing our market share in Kansas City.

In the Saint Louis market, we compete with approximately 12 companies that rent portable storage equipment.  We estimate that we have the second largest fleet of portable storage equipment in Saint Louis and maintain approximately 13% of the market.  We estimate that our largest competitor maintains 40% of the market.  The competition in Saint Louis is not as fragmented as in Kansas City.  Portable storage rental is the main business of most of the competitors.  Five of the competitors are branches of larger operations with 10 or more locations.  We estimate that only the three largest providers of portable storage products have enough equipment to effectively compete for large commercial and industrial customers.  Due to the capital requirements and local business relationships necessary to win and maintain large commercial and industrial accounts, we do not anticipate a significant increase in the number of competitors able to compete for large accounts within the next 12-24 months.

Our revenues grew by approximately 17% in the Saint Louis market in 2003 over 2002.  This was due both to a general increase in the size of the market for portable storage products and a slight increase in market share.  We anticipate continued growth in the size of the market, as customers become more aware of portable storage options.  We also anticipate maintaining or slightly increasing our market share in Saint Louis.

In the Omaha market, we compete with approximately 6 companies that rent portable storage equipment.  We estimate that we have the second smallest fleet of portable storage equipment in Omaha and maintain approximately 7% of the market.  The competition in Omaha is not as fragmented as in Kansas City.  Portable storage rental is the main business of most of the competitors.  All of the competitors are local or regional competitors.  Most of our business in Omaha is generated through relationships with customers in our Kansas City operation.  This will continue to be the case as we focus on growing our revenues and market share in the larger metropolitan markets of Kansas City and Saint Louis.  We feel that the Omaha market offers growth potential mainly in the form of acquisitions or partnerships when the company has the necessary capital resources.  Due to the capital requirements and local business relationships necessary to win and maintain large and industrial accounts, we do not anticipate a significant increase in the number of competitors nor in our percentage of the market share in the next 12 months.

Our revenues grew by approximately 12% in the Omaha market in 2003 over 2002.  This was due both to a general increase in the size of the market for portable storage products and a slight increase in market share.  We anticipate continued growth in the size of the market, as customers become more aware of portable storage options.  We also anticipate maintaining our market share in Omaha.

In the Des Moines market, we compete with approximately 3 companies that rent portable storage equipment.  We estimate that we have the smallest fleet of portable storage equipment in Omaha and maintain approximately 5% of the market.  We estimate that our largest competitor maintains approximately 38% of the market.  The competition in Des Moines is not as fragmented as in other markets.  Portable storage rental is the main business of all of the competitors.  All of the competitors are local or regional competitors with 5 or fewer branches.  Most of our business in Des Moines is generated through relationships with customers in our Kansas City operation.  This will continue to be the case as we focus on growing our revenues and market share in the larger metropolitan markets of Kansas City and Saint Louis.  We feel that the Des Moines market offers growth potential mainly in the form of acquisitions or partnerships when the company has the necessary capital resources.  Due to the capital requirements and local business relationships necessary to win and maintain large commercial and industrial accounts, we do not anticipate a significant increase in the number of competitors in Des Moines in the next 12 months.

Our revenues decreased by approximately 30% in the Des Moines market in 2003 over 2002.  This was due our decision to focus on our core markets of Kansas City and Saint Louis.  We anticipate a decrease in both market share and revenues in Des Moines in the next 12 months as we continue to concentrate our efforts in the larger markets.

In the Springfield, Mo market, we compete with approximately two other companies that rent portable storage equipment.  We estimate that we have the smallest fleet of portable storage equipment in Springfield and control approximately 2% of the market.  The market is dominated by one local competitor who controls approximately 90% of the market.  The other competitor is a branch of a larger company with 30 or more branches.  Most of our business in Springfield is generated through relationships with customers in our Kansas City operation.  This will continue to be the case as we focus on growing our revenues and market share in the larger metropolitan markets of Kansas City and Saint Louis.  We feel that the Springfield market offers limited growth potential mainly in the form of an acquisition or partnerships when the company has the necessary capital resources.  Due to the capital requirements and local business relationships necessary to win and maintain large commercial and industrial accounts, we do not anticipate a significant increase in the number of competitors in Springfield in the next 12 months.

Our revenues decreased by approximately 30% in the Springfield market in 2003 over 2002.  This was due our decision to focus on our core markets of Kansas City and Saint Louis.  We anticipate a decrease in both market share and revenues in Springfield in the next 12 months as we continue to concentrate our efforts in the larger markets.

In the Wichita, KS market, we compete with approximately four other companies that rent portable storage equipment.  We estimate that we have the smallest fleet of portable storage equipment in Wichita and maintain approximately 1% of the market.  Two local competitors dominate the market and maintain approximately 75% market share.  The other competitor is also a local company.  Most of our business in Wichita is generated through relationships with customers in our Kansas City operation.  This will continue to be the case as we focus on growing our revenues and market share in the larger metropolitan markets of Kansas City and Saint Louis.  We feel that the Wichita market offers limited growth potential mainly in the form of an acquisition or partnerships when the company has the necessary capital resources.  Due to the capital requirements and local business relationships necessary to win and maintain large commercial and industrial accounts, we do not anticipate a significant increase in the number of competitors in Wichita in the next 12 months.

Our revenues decreased by approximately 30% in the Wichita market in 2003 over 2002.  This was due our decision to focus on our core markets of Kansas City and Saint Louis.  We anticipate a decrease in both market share and revenues in Springfield in the next 12 months as we continue to concentrate our efforts in the larger markets.

Because we feel that Kansas City and Saint Louis offer our company the greatest potential for growth, we will continue to focus our resources on increasing revenues and market share in these markets.  Combined, these two markets account for 89% of 2003 revenues.  As we continue to concentrate our efforts in these two markets, our revenues and market share are likely to decline in the other geographical market where we have a limited presence.

In addition to competition for customers, we face competition in purchasing used ocean-going containers and trailers. Several types of businesses purchase used ocean-going containers and trailers, including various freight transportation companies, freight forwarders and commercial and retail storage companies. Some of these companies have greater financial resources than we do. As a result, if the number of available containers and trailers for sale decreases, these competitors may be able to absorb an increase in the cost of equipment, while we may not be able to. If used equipment prices increase substantially, we may not be able to grow our fleet. These price increases also could increase our expenses and reduce our earnings.   During the past five years, we have not experienced a shortage of equipment available to purchase.

Competition in our markets may increase significantly in the future. New competitors may enter our markets and may have greater marketing and financial resources than we do. This may allow them to gain market share at our expense. We may have to lower our rental rates because of greater competition. This would lower our profit margins. If our competitors have greater financial resources, they may be able to sustain these pricing pressures better than we can. Prolonged price competition is likely to have a material adverse effect on our business and results of operations.

We have experienced competitive pricing pressure in both the Kansas City and Saint Louis markets during the past four years without negatively impacting our revenues.  A larger company with more than 30 branches acquired other competitors in each of these markets.  To rapidly gain market share, this company, which rents containers and portable offices only, lowered container rental rates for new customers.  We were able to maintain our rental rates by acquiring other customers, offering the additional flexibility of trailers, and providing excellent service.  Our revenues grew in both locations in all years since the larger company opened branches.  During the past 12 months, the larger competitor raised its rental rates on containers.

Employees

     As of December 31, 2003 we had approximately 9 full-time employees. Our employees are represented by the following major categories:

Management	3
Administrative	1
Sales and marketing	3
Drivers	2

     Our employees are not represented by a labor union. We consider our relations with our employees to be good.

Transfer agent and registrar

We will act as our transfer agent and registrar for the shares.

DESCRIPTION OF OUR PROPERTIES

Our Company does not own any real property as we lease all of our locations. We believe that satisfactory alternative properties can be found in all of our markets at the end of the lease agreements, if necessary.  We do not intend to buy or otherwise invest in real property as we expand our operations.  Following is a summary of our leased locations:

LOCATION	FUNCTIONS	Rent Paid in 2003	Property Owner	LEASE TERMINATION DATE
Kansas City, MO/KS	Rental, on-site storage, sales, administration	$156,000	Manchester Properties, LLC	April 2009
St. Joseph, MO	Kansas City support lot	$9,600	Deffenbaugh Industries, Inc	Month-to-month
St. Louis, MO/IL	Rental, on-site storage, sales	$22,938 [1]	Twin Lake Trucking, Inc	Month-to-month
Des Moines, IA	Remote rental and sales	$1,700 [1]	Vander Haag’s Inc.	Month-to-month
Wichita, KS	Remote rental and sales	$1,440 [1]	Tow Service, Inc.	Month-to-month
Springfield, MO	Remote rental and sales	$1,000 [2]
Omaha, NE/Council Bluffs, IA	Remote rental and sales	$5,102 [1]	Vander Haag’s Inc	Month-to-month

[1]

At our St. Louis and all of our remote leasing and sales locations, we share facilities with other companies and pay rent based on the number of units stored during the month.

[2]

As of March 1st, 2003, we do not store idle equipment in Springfield, MO.  Customers in Springfield are serviced from Kansas City.  Storage cost (rent) per unit and average monthly rent by location:

LOCATION	MONTHLY COST PER UNIT	AVG MONTHLY RENT
St. Louis, MO	$7.50 per container, $15.00 per trailer	$1,911
Omaha, NE/Council Bluffs, IA	$7.50 per unit	$425
Des Moines, IA	$7.50 per unit	$142
Wichita, KS	$50 per unit	$120

Government regulations

During the past five years in several municipalities in our geographic markets, our customers have been limited in the number of storage units allowed on their property and/or the length of time the equipment was stored on their properties.  Although some potential revenues were lost due to such zoning regulation, we were able to provide service to most of these customers by storing the customers material in trailers on our lot while rented to them, and delivering the trailers to their location when needed.  This resulted in higher trucking revenues.

Our operations have not been impacted by any other current or proposed government regulations.

Income tax considerations

Our company has elected to be taxed under the provisions of Subchapter-S of the Internal Revenue Code.  As such, the individual shareholders are taxed personally on their proportionate taxable income of the company rather than the company.  The provisions of  Subchapter-S contain stringent requirements as to the maximum number and types of shareholders and other matters involving or concerning the company and its shareholders that will likely result in our company converting to a regular corporation shortly after the offering is completed.  As a result of the conversion from a Subchapter S corporation to a regular corporation for income tax reporting purposes, our company will begin paying taxes on its taxable income and the shareholders will cease being personally taxed on their proportionate share of the taxable income of our company.

LEGAL PROCEEDINGS

There are no legal proceedings; pending or threatened, to which we are a party.  However, we occasionally become a party to routine claims incidental to our business. Most of these claims involve alleged damage to customers’ property while stored in units they rent from us and damage alleged to have occurred during delivery and pick-up of containers. We believe that we carry sufficient insurance to protect us against loss from these types of claims. In addition, we have in the past hired a collection agency that engages an attorney on a contingency basis to collect unpaid invoices on our behalf.

OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of our company including their ages as of the date of this Prospectus are as follows:

NAME	AGE	POSITION

Richard G. (Dick) Honan	68	Chairman of the Board of Directors, Chief Executive Officer and Treasurer

Jeffrey N. Orr	41	Director and President

Richard G. (Rick) Honan II	33	Director, Chief Financial Officer and Secretary

Our by-laws provide for the Board of Directors to be composed of three directors. Each director serves until the next annual shareholders’ meeting and thereafter until his or her successor is duly elected and qualified. Board members receive no compensation for service as a Board Member; however reasonable costs and expenses for attending Board meetings are reimbursed.  Our Board of Directors, on an annual basis in conjunction with the annual shareholders’ meeting, appoints our executive officers.

RICHARD G. (DICK) HONAN- Mr. Honan received a Bachelor of Arts degree from the University of Kansas.  Mr. Honan has been the Chairman of the Board of Directors, Chief Executive Officer and Treasurer of AT&S Holdings, Inc. since its formation (December 2003) and was one of the original founders of our subsidiary, American Trailer & Storage, Inc. in 1994 and has served as its Chief Executive Officer, Treasurer and Chairman of the Board of Directors since its inception (May 1994).  Mr. Honan also served in the United States Marine Corps.  Mr. Honan has owned and operated several small to medium sized companies, including a manufacturers representative company, a proprietary trade school that trained persons for the trucking industry and a truck service and repair center.  Mr. Honan has never been a director or officer of any other public reporting company. Mr. Honan is the father of Richard G. Honan II, who is our Chief Financial Officer, Secretary and a member of the Board of Directors.  He is also currently the President of Capital Enterprises, II, a real estate and finance company owned by he and his wife since formation in 1991.  He has not been involved with any other companies during the past ten years.

JEFFREY N. ORR- Mr. Orr attended Mississippi State University.  Mr. Orr has been a member of the Board of Directors and President of AT&S Holdings, Inc. since its formation (December 2003) and was one of the original founders of our subsidiary, American Trailer & Storage, Inc. in 1994 and has served as its President and Member of the Board of Directors since its inception (May 1994).  Mr. Orr was employed by Transport International Pool (“TIP”), from 1987 through 1994.  TIP, a subsidiary of General Electric, rents and leases semi-trailers to fleet and transportation users.  Mr. Orr’s duties included managing both sales and operations of the Kansas City branch.    Mr. Orr has never been a director or officer of any other public reporting company.

RICHARD G. (RICK) HONAN II- Mr. Honan received a Bachelor of Arts degree from the University of Kansas and attended the University of Maryland’s Business School.  Mr. Honan has been a member of the Board of Directors, Chief Financial Officer and Treasurer of AT&S Holdings, Inc. since its formation (December 2003) and has served as the Chief Financial Officer, Secretary and a member of the Board of Directors of our subsidiary, American Trailer & Storage, Inc., since 2001.  Mr. Honan has been employed by American Trailer since 1999.  He has worked in operations and sales, and is currently involved with marketing, information systems management, and finance.  Mr. Honan also served on active duty in the United States Navy as a Supply Officer from 1994-1999 and continues to serve in the reserves.  Mr. Honan has never been a director or officer of any other public reporting company.  Mr. Honan is the son of Richard G. Honan, who is our Chief Executive Officer and the Chairman of the Board of Directors.

INDEMNIFICATION

Our By-Laws provide for indemnification to all of our officers and directors against any and all expenses, judgments and fines in connection with any threatened, pending or completed action, suit or proceeding arising out of their service as our officer or director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OUR PRINCIPAL OWNERS

The following table provides information concerning the beneficial ownership of Common Stock as of the date of the Prospectus, for (a) each person known to us to be a beneficial owner of the Common Shares in excess of 5%; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

Name and address of beneficial owner (1)	Number of shares before offering	Percentage of ownership after the offering	Number of shares after offering	Percentage of ownership after the offering (2)

Richard G. (Dick) Honan 3505 Manchester Trwy. Kansas City, Missouri 64129	856,200	87.0%	856,200	79.0%

Jeffrey N. Orr 3505 Manchester Trwy. Kansas City, Missouri 64129	124,121	12.6%	124,121	11.4%

Richard G. (Rick) Honan II 3505 Manchester Trwy. Kansas City, Missouri 64129	3,846	0.4%	3,846	0.4%

All directors and executive officers as a group (3 people)	984,167	100.0%	984,167	90.8%

(1)

The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission. Accordingly they may include securities owned by or for, among others, the spouse and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.

(2)

Assumes all 100,000 shares included in the offering are sold.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation we paid during each of our last two fiscal years to our Chief Executive Officer and to the other two executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Other annual compensation	Long-term Compensation	All other compensation
Richard G. (Dick) Honan, CEO, Chairman & Treasurer	2003	$11,931	-	-	-	$159,613 [a]
	2002	$10,000	-	-	-	-
	2001	$10,000	-	-	-	-

Richard G. (Rick) Honan II, CFO, Board member & Secretary	2003	$36,923	-	-	-	$ 248 [b]
	2002	$45,208	-	-	-	-
	2001	$43,948	-	-	-	-

Jeffrey Orr, President and Board member	2003	$45,953	-	-	-	$ 3,178 [b]
	2002	$28,000	$112,010	-	-	-
	2001	$28,000	-	-	-	-

                 -----------------------------------------

[a]  Includes the personal usage of Company automobile aggregating  $8,755 and $150,858 representing the estimated value of common stock purchase warrants granted to Mr. Honan on July 8, 2003.

[b]  Represents the personal usage of Company automobiles.

Options Grants

We have not granted any options or equity-based incentives.

Employment Agreement

We have not entered into any employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company had leased office space in Grandview, Missouri from a company owned by Richard G. Honan, our CEO, at a monthly rental of $960.  The month-to-month lease terminated in December 2001. Rent expense was $0 and $11,520 in 2002 and 2001, respectively.  We owed this related entity $13,770 on this lease at December 31, 2002 which was repaid at December 31, 2003.

 In August 1999, we entered into another lease agreement with this same related entity for office and yard space in Kansas City at a monthly rental of $7,690, which was further reduced by $1,850 of sub-lease income received from a third party.  This lease expired on April 30, 2002. Rent expense was $30,760 and $66,090 in 2002 and 2001, respectively.  There was no expense for the ten months ended October 31, 2003.

Richard G. Honan has loaned amounts to our Company on several occasions.  The outstanding balances of such borrowings aggregated $512,863 as of December 31, 2003.  Such borrowings bear interest at 15.5%, and have been subordinated to other lenders.  On April 23, 2003, the total outstanding borrowings owed to Mr. Honan approximately $482,244.

As of December 31st, 2003, the total balance of subordinated debt owed to Mr. Honan was $512,863. Of the total subordinated debt, $444,913 represents an interest-only note with a maturity date of January 1st, 2005 and bears 15.5% annual interest paid monthly.  Of the remaining subordinated note balance, $45,351 is owed to Mr. Honan in the form of a 5-year term note (principle and interest paid monthly) with an original balance of $223,625 bearing 15.5% annual interest and a maturity date of September 20th, 2004, at which time the note is to be paid in full.  Of the total subordinated debt, $22,598 is owed to Mr. Honan in the form of a 5-year term note (principle and interest paid monthly) with an original balance of $125,000 bearing 15.5% annual interest and a maturity date of August 15th, 2004, at which time the note is to be paid in full.  Due to bank financing covenants, Mr. Honan cannot be repaid the balance of the interest only note unless the total debt to net worth ratio does not exceed the bank’s maximum limit after any such repayment.

On December 31, 2003 the Board of Directors of our approved and completed a stock exchange agreement with American Trailer & Storage, Inc.  The Board of Directors, Officers and shareholders of AT&S and American Trailer were identical at the date of the transaction and therefore the companies were under common control.  The exchange agreement provided for the Company to issue 984,167 shares of its common stock for 100% of the outstanding shares of American Trailer & Storage, Inc.  Subsequent to that transaction, AT&S Holdings, Inc. became the parent of American Trailer.

DESCRIPTION OF SECURITIES

We are authorized to issue 30,000,000 shares of $.001 par value common stock.  As of December 31, 2003, shares totaling 984,167 shares of our common stock were issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

DIVIDEND POLICY. Our company has never paid any dividends since it’s formation.  We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Our Articles of Incorporation and our Bylaws do not contain any provisions, which were included to delay, defer, discourage or prevent a change in control.

MARKET FOR OUR COMMON EQUITY AND

 RELATED STOCKHOLDER MATTERS

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the

Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of December 31, 2003, there were three record holders of our common stock.

There are no outstanding shares of our common stock, which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

LEGAL MATTERS

The validity of the common stock offered hereby, will be passed upon by Renkemeyer Campbell, & Weaver LLP, Overland Park, Kansas.

EXPERTS

The consolidated financial statements of AT&S Holdings, Inc. as of December 31, 2003  and for the years ended December 31, 2003 and 2002 included in this Prospectus, have been audited by Harold J. Nicholson, Chartered, independent auditors, as stated in their reports appearing herein and has been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to the common stock offered. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto.   Reference is made to the registration statement and related exhibits and schedules for further information with respect to the common stock and us.

Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

FINANCIAL STATEMENTS

AT&S Holdings, Inc.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

AT&S Holdings, Inc.

We have audited the accompanying consolidated balance sheet of AT&S Holdings, Inc. (a Nevada corporation) and its subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AT&S Holdings, Inc. at December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with generally accepted accounting principles applied on a consistent basis.

As discussed in note H to the financial statements, on December 31, 2003 the company entered into an exchange agreement with American Trailer & Storage, Inc. (formerly Financial Credit Corporation) and became the parent company of American Trailer & Storage, Inc.  The accompanying financial statements reflect this transaction as if it had occurred on January 1, 2002.

/s/  Harold J. Nicholson, Chartered

Overland Park, Kansas

March 24, 2004

(except for Note C, as to which the date is April 27, 2004)

AT&S HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2003

ASSETS

CURRENT ASSETS

Cash (note B8)	$242,714
Accounts and notes receivable
Customers (note B4)	362,873
Officers (note I)	-
362,873
Allowance for doubtful accounts (note B4 & B10)	25,000
337,873
Inventory (Note B5)	86,250
Prepaid expenses	42,370
Total Current Assets	709,207

PROPERTY AND EQUIPMENT - AT COST (note B6, B10 & C)
Revenue equipment	3,277,966
Delivery equipment	190,183
Vehicles	246,835
Information systems and equipment	167,573
Office equipment	26,012
Leasehold improvements	66,011
3,974,580
Accumulated depreciation	1,222,266
2,752,314

OTHER ASSETS
Deposits	10,110

Deferred loan fees (note B12)	50,000
Accumulated amortization	9,234
40,766
50,876
Total Assets	$3,512,397

The accompanying notes are an integral part of these statements.

F-1

AT&S HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2003

LIABILITIES

CURRENT LIABILITIES

Current maturities of long-term debt - related party (note C)	$67,949
Current maturities of long-term debt - other (note C)	238,599
Note payable – bank (note C)	-
Accounts payable
Trade	219,490
Sales tax payable	14,470
233,960
Accrued liabilities
Insurance payable	16,667
Salaries	13,225
Payroll taxes and other	-
Interest payable	5,501
Security deposits	500
Defined contribution plan payable (note F)	4,454
Lease payable (note E)	-
40,347
Total Current Liabilities	580,855

LONG-TERM DEBT, less current maturities (note C)
Related party	444,913
Other	1,862,031
2,306,944

COMMITMENTS (note E)	-

STOCKHOLDERS' EQUITY
Common stock - authorized 30,000,000 shares of
$.001 par value; issued and outstanding
984,167 shares and 272,573 shares (note H)	984
Additional paid-in capital	1,031,790
Accumulated deficit	(408,176)
624,598
Total Liabilities and Stockholders’ Equity	$3,512,397
The accompanying notes are an integral part of these statements

F-2

AT&S HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31,

(Combined)
	2003	2002

Revenues:
Equipment sales	$ 299,097	$ 321,814
Equipment rental	1,999,117	1,682,397
Drayage	531,372	437,422
Other	58,866	148,466
Total Revenues	2,888,452	2,590,099

Cost of Sales
Equipment	202,484	175,258
Equipment rental	400,733	403,655
Depreciation	238,815	243,053
Drayage	295,509	324,432
Other	6,716	13,845
Total Cost of Sales	1,144,257	1,160,243
Gross Profit	1,744,195	1,429,856
Costs and Expenses
Selling, general and administrative expense	1,119,292	1,521,654
Depreciation	64,277	60,206
	1,183,569	1,581,770
Operating Profit (loss)	560,626	(151,914)

Other Income (Expense)
Interest expense – related party	(135,040)	(72,188)
Common stock warrant expense – related party (note G)	(150,858)	-
Interest expense - other	(219,726)	(212,446)
Other income	32,733	9,209
Gain on sale of non-revenue equipment	34,872	-
	(438,019)	(275,425)
Net Earnings (loss)	$122,607	($427,339)

BASIC Earnings (loss) per share	$ .37	($1.59)
Weighted average number of shares	333,010	268,117

DILUTED Earnings (loss) per share	$ .37	($1.59)
Weighted average number of shares	333,010	268,117

The accompanying notes are an integral part of these statements

F-4

AT&S HOLDINGS, INC. AND SUBSIDIARY
STATEMENTS OF STOCKHOLDERS' EQUITY

Additional
Common Stock	Paid	Retained
	Shares	Amount	in Capital	Earnings	Total

Balance at January 1, 2002	256,144	$256	$458,482	$31,924	$490,662

Net (loss) for the year	-	-	-	(427,339)	(427,339)

Issuance of stock	16,429	17	-	-	17

Additional paid in capital	-	-	108,074	-	108,074

Balance at December 31, 2002	272,573	$273	$566,556	($395,415)	$171,414

Net earnings for the year	-	-	-	122,607	122,607

Issuance of common stock purchase warrant	-	-	150,858	-	150,858

Issuance of stock	711,594	711	-	-	711

Additional paid in capital	-	-	314,376	-	314,376

Sub S Distributions	-	-	-	(135,368)	(135,368)

Balance at December 31, 2003	984,167	$984	$1,031,790	($408,176)	$624,598

The accompanying notes are an integral part of these statements.
F-5

AT&S HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW
Years Ended December 31,

(Combined)
	2003	2002

Cash Flows from Operating Activities
Net income (loss)	$122,607	($427,339)
Adjustments to reconcile net income (loss) to cash
provided (used) by operating activities:
Gain on sale of equipment	(70,203)	(72,594)
Depreciation	303,092	303,260
Provision for losses on accounts receivable	43,526	24,630
Common stock warrant expense – related party	150,858	-
Change in operating assets and liabilities:
(Increase) Decrease in accounts and notes receivable	77,278	(13,475)
(Increase) Decrease in prepaid expenses	(83,357)	4,650
(Increase) in deferred loan fees (net)	(40,766)	-
Increase (Decrease) in accounts payable and accrued liabilities	24,017	16,357
Net Cash Provided (Used) by Operating Activities	527,052	(164,511)

Cash Flows from Investing Activities
(Increase)Decrease in deposits	288	(10,000)
Proceeds from sale of equipment	287,615	177,329
Purchase of property and equipment	(366,749)	(478,005)
Net Cash Provided (Used) by Investing Activities	(78,846)	(310,676)

Cash Flows from Financing Activities
Proceeds from new financing	2,248,902	1,038,838
Principal payments of long & short term debt	(2,684,222)	(686,412)
Sub-S distributions	(135,368)	-
Sale of common stock	711	167
Additional paid in capital	314,376	107,924
Net Cash Provided (Used) by Financing Activities	(255,601)	460,517

INCREASE (DECREASE) IN CASH	192,605	(14,670)
Cash - beginning of year	50,109	64,779
Cash - end of year	$242,714	$50,109

Interest Paid During Year
Related party	$135,344	$66,894
Other	$212,032	$216,692
The accompanying notes are an integral part of these statements.

F-6

AT&S HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE A – ORGANIZATION

AT&S Holdings, Inc. (the “Company” or “AT&S”), was formed on December 10, 2003 under the laws of the State of Nevada.  The Company was formed by the shareholders of American Trailer & Storage, Inc.  (“American Trailer”) to serve as a holding company for American Trailer.

On December 31, 2003, the Company entered into an exchange agreement with American Trailer in which 100% of American Trailer’s outstanding common stock shares were exchanged for 984,167 shares of the Company’s shares.  Subsequent to this transaction, AT&S became the parent company of American Trailer.

As defined in SFAS No. 141, Business Combinations, the above exchange is not considered a business combination.  The exchange of equity interests was accounted for using the provisions in APB Opinion 16 relating to application of the pooling method as discussed in SFAS No. 141.

American Trailer (a Missouri Corporation) was incorporated on May 12, 1994 and was organized for the purpose of buying, selling and leasing transportation and portable storage equipment. On December 9, 2003, the name was changed from Financial Credit Corporation.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1)

Consolidated Statements

Per procedural guidance in SFAS No. 141, Business Combinations, Appendix D, the accompanying statements for 2003 combine the financial data of AT&S and American Trailer as though the exchange of equity interests had occurred at the beginning of the earliest period.  Financial statements for 2002 have been restated to furnish comparative information.

The effects of intercompany transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings at the beginning of the periods presented have been eliminated.

2)

Revenue Recognition

AT&S adopted SEC Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, effective October 1, 2000.  The adoption of SAB 101 did not materially affect the results of operations or financial position. AT&S’ recognition of revenue criteria meet the four criteria enumerated in SAB 101: persuasive evidence an arrangement exists, delivery or services rendered, fixed or determinable price and reasonable assurance of collectibility.

AT&S recognizes revenues from sales of containers upon delivery.  Lease and leasing ancillary revenues (supported by rental agreements) and related expenses generated under portable storage units are recognized monthly which approximates a straight-line basis.   Revenues and expenses from portable storage unit delivery and hauling are recognized when these services are rendered.

For the year ended December 31, 2003, 27% of revenues came from one customer whose business is retail sales and 10% came from another customer whose business is rental of portable storage containers. For the year ended December 31, 2002, 38% of company revenues came from one customer whose business is retail sales.

3)

Cost of Sales

Cost of sales in the statements of operations includes the cost of units sold on the specific identification method.

4)

Advertising Costs

All advertising is non-direct response advertising and the costs are expensed as incurred.  Those costs for advertising, paid in advance, that extend beyond the year-end are recorded as a prepaid expense. Advertising expense was $88,465 and $181,186 in 2003 and 2002, respectively.

5)

Accounts Receivable

Accounts receivable consist of amounts due from customers from the lease or sale of containers and trailers.  The Company records an estimated provision for bad debts and reviews the provision monthly for adequacy.  Specific accounts are written off against the allowance when management determines the account is uncollectible.

6)

Inventory

Inventory consists of transportation and portable storage equipment, and is stated at the lower of cost or market value.  Cost is determined under the specific identification method and market is the lower of replacement cost or net realizable value.

7)

Property, Plant and Equipment and Depreciation

Property, plant and equipment assets are stated at cost, net of accumulated depreciation.  Depreciation is provided using the straight-line method over the assets’ estimated useful lives for all assets, except for vehicles, which use the declining balance method.  Residual values of Revenue Equipment are determined when the property is acquired and range up to 20%.  In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value.  Normal repairs and maintenance to property and equipment are expensed as incurred.  When non-revenue property or equipment is retired or sold, the net book value of the asset, reduced by any proceeds, is charged to gain or loss on the retirement of fixed assets.

For financial reporting purposes, depreciation is recorded over the following useful lives:

Revenue Equipment - Trailers	10 years
Revenue Equipment – Containers	15 years
Vehicles	5 years
Office Equipment	10 years
Telephone Equipment	10 years

8)

Income Taxes

Beginning on December 31, 2003, AT&S elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. American Trailer elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code as of January 1, 1996. As such the individual shareholders are taxed personally on the results of operations of each company. Therefore, no provision or liability for income taxes is reflected on the books of the company.

9)

Cash Equivalents

The company considers all highly liquid investments with a maturity of three months or less  when purchased to be “cash equivalents”.

10)

Statements of Cash Flow

The Company uses the “indirect method” of reporting operating cash flows, which, in accordance with SFAS (Statement of Financial Accounting Standards) No. 95., Statement of Cash Flows, requires disclosure of certain amounts paid during the reporting periods, including interest and income taxes.  Total interest paid was $347,376 and $283,586 during 2003 and 2002, respectively.  As previously discussed, the Company pays no income taxes because it is a Subchapter S Corporation.

11)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the notes to those statements.  Actual results could differ from those estimates.  The most significant estimates included within the financial statements are the allowance for doubtful accounts, the estimated useful lives and residual values of trailers and containers, property and equipment and other asset impairments.

12)

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.   If this review indicates the carrying value of these assets will not be recoverable, as measured based on estimated undiscounted cash flows over their remaining life, the carrying amount would be adjusted to fair value.  There has not been any recognition of impairment losses during the years ended December 31, 2003 and 2002.

13)

Deferred Loan Fees

Included in other assets are deferred loan financing fees of $50,000 associated with the cost of obtaining new financing from a bank on September 18, 2003.  These fees are being amortized over the term of the related debt (43 months), using the interest rate method, and are included in “interest expense – other” in the statement of operations.

14)

Impact of Recently Issued Accounting Standards

In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued and became effective for all contracts entered into after June 30, 2003.

In May 2003, SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued and became effective for financial instruments entered into or modified after May 31, 2003.

Neither of these Standards is applicable to the operations of the Company at December 31, 2003.

15)

Earnings Per Share

The Company has adopted SFAS No. 128, Earnings per Share.  Pursuant to SFAS No. 128, basic earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods reported.  Diluted earnings per common share are determined assuming the potential dilution of the exercise of warrants into common stock.

Below are the required disclosures pursuant to SFAS No. 128 for:

	2003	2002
BASIC:
Common shares outstanding,
beginning of period	272,573	256,144
Effect of weighting shares:
Weighted common shares issued	60,437	11,973
Weighted average number of
common shares outstanding	333,010	268,117
Net income (loss)	$122,607	($427,339)
Earnings (Loss) per share	$.37	($1.59)

DILUTED:
Common shares outstanding,
beginning of period	272,573	256,144
Effect of weighting shares:
Weighted common shares issued	60,437	11,973
Warrants assumed converted	-	-
Weighted average number of
common and common equivalent
shares outstanding	333,010	268,117
Net income (loss)	$122,607	($427,339)
Earnings (Loss) per share	$ .37	($1.59)

NOTE C - LONG-TERM DEBT

Long-term debt at December 31, 2003 consists of:
Amount
Notes payable to financial institutions, collateralized by trailers, portable storage units, delivery equipment and personal guarantees
Of the shareholders, payable in monthly installments ranging from
$308 to $3,938 including interest ranging from 5.99% to 11.75%, due on various dates from March 13, 2003 to April 11, 2007,
Repaid in September 2003.	$ -

Notes payable to financial institutions, collateralized by vehicles, payable in monthly installments ranging from $269 to $854
including interest ranging from 4.9% to 9.75%, due on various dates
from July 7, 2003 to October 1, 2005, repaid in September 2003.	-

Notes payable to banks, collateralized by trailer and computer equipment and personal guarantees of the shareholders, payable in monthly installments ranging from $353 to $6,129 including interest ranging from 8% to 9.5%, due on various dates from October 18,
2003 to October 18, 2005, repaid in September 2003.	-

Notes payable to the majority shareholder, collateralized by trailer equipment and personal guarantees of the remaining shareholders, payable in monthly installments of $3,007 and $5,379
including interest at 15.5%, due on August 15, 2004 and
September 20, 2004.	68,067

Note payable to a financial institution collateralized by a GMC
Denali, payable in monthly installments of $787 including interest
at 2.9%, due on November 30, 2006, repaid in September 2003.	-

Notes payable to a trucking company collateralized by trailers, payable in monthly installments ranging from $1,381 to $2,283 including interest ranging from 8.5% to 9.0%, due on various dates
from February 1, 2006 to August 1, 2006, repaid in September 2003.	-

Note payable to a bank, collateralized by all inventory, chattel paper, accounts, all equipment consisting of containers and trailers, vehicles and general intangibles and personal guarantee of the majority shareholder, payable in monthly installments of $29,741
including interest at 6.19%, due on April 15, 2007	1,936,207

Note payable to the majority stockholder, collateralized by trailer equipment and personal guarantees of the remaining shareholders,
payable interest only at 15.50%, due on January 1, 2004	444,913
2,449,187
Less: current maturities
Related party	67,949
Other	238,599
$2,142,639

On May 30, 2003, all of the notes payable to the majority shareholder, at that date, of American Trailer were assigned to him by another company (an entity owned by the majority shareholder).  On December 1, 2003, the $760,000 loan was partially repaid in the amount of $315, 087.  This loan (balance of $444,913 at December 31, 2003) was subordinated to a new $2.0 million bank loan described as follows.

On September 18, 2003, American Trailer refinanced most of its debt obligations.   A two million dollar loan from a bank paid off long-term debt obligations, a line of credit, interest and prepayment fees in the amount of $1,852,801.  The balance of $147,199 was received in cash, $18,468 of which was used to pay off the note collateralized by the 2002 Nissan.

In addition, American Trailer entered into two line of credit arrangements with the same bank at 4.75% interest on advances, both of which originally matured on April 15, 2004.  On April 23, 2004 the maturity dates of these lines of credit were further extended to April 15, 2005.  There is a line of credit arrangement in the amount of $500,000 that is to be used for the purchase of revenue equipment.  At December 31, 2003 there was $164,305 of advances received on this line of credit.

The other line of credit in the amount of $250,000 is to be used for working capital purposes.  There were no advances made at December 31, 2003.

On April 23, 2004 the advances of $164,305 and additional borrowings in fiscal 2004 were rolled into the two million dollar term loan.  As a result, the term loan balance at April 23, 2004 increased to $2,324,427 and there were no advances against the two lines of credit.

The loan and the two lines of credit are subject to the provisions of a Security Agreement dated September 18, 2003.  Covenants of this Agreement provide for the personal guarantees of the majority shareholder of AT&S and his wife as well as subordination of American Trailer’s debt obligations to the majority shareholder of AT&S.

The agreement also requires American Trailer to have a minimum debt service coverage ratio of 1.1 through December 31, 2003 and 1.25 thereafter.  This is to be calculated as EBITDA divided by CMLTD (Current maturities of long-term debt) plus interest expense.  EBITDA (Earnings before interest, taxes, depreciation, and amortization) will be calculated as defined in the agreement.

On April 23, 2004 the bank established that American Trailer was to maintain a positive working capital ratio, which would exclude the $500,000 equipment line of credit from the computation.

The maximum debt to net worth ratio of 4:1 is to be calculated as Total Liabilities less subordinated debt to Total Net Worth plus subordinated debt. This will be tested annually from audited financial statements.

In addition, there are other requirements regarding the submission to the lender, in a timely manner, of financial statements and tax returns.

The Company was in compliance with all covenants (as amended) as of December 31, 2003.

The aggregate amounts of maturities for all long-term borrowings for each of the five years succeeding December 31, 2003 are as follows:

Long-term Debt

Year

        Requirements

2004

$   306,548

2005

$   699,267

2006

$   270,784

2007

$1,172,588

2008

$       -

NOTE D - RELATED PARTY TRANSACTIONS

American Trailer had leased office space in Grandview, Missouri from a company owned by one of the shareholders at a monthly rental of $960.  The month-to-month lease terminated in December 2001. Rent expense was $0 and $11,520 in 2002 and 2001, respectively.  No amounts were owed to this related party on this lease at December 31, 2003.

In August 1999, American Trailer entered into another lease agreement with this same related entity for office and yard space in Kansas City at a monthly rental of $7,690, which was reduced by $1,850 of sub-lease income received from a third party.  This lease expired on April 30, 2002. Rent expense was $0 and $30,760 in 2003 and 2002, respectively.

NOTE E - COMMITMENTS

On April 30, 2002, American Trailer moved its entire operation to 3505 Manchester Trafficway, Kansas City, Missouri.  American Trailer leases office and yard space from an unrelated party at  $13,000 per month.  The lease expires on March 31, 2009.  Rent expense on this property was $156,000 and $117,000 for the years ended December 31, 2003 and 2002, respectively.

In addition, American Trailer leases various facilities and yard space on a monthly basis from various other companies.  Related rent expense was $ 45,664 and $91,787 for the years ended December 31, 2003 and 2002, respectively.

Future minimum rental commitments for each of the five years succeeding December 31, 2003 are as follows:

 Year                       Amount

 2004                       $156,000

 2005                       $165,000

 2006                       $168,000

 2007                       $177,000

 2008                       $180,000

NOTE F - RETIREMENT PLAN

A Simple IRA Plan to which both American Trailer and eligible employees contribute was established on March 2, 1997.  Employee contributions, which are based upon compensation, are voluntary and cannot exceed the annual maximum amount allowed by the Internal Revenue Code.  American Trailer matches 100% of employee contributions up to 3% of employee compensation.  Retirement contribution expense was $9,572 and $8,965 for the years ended December 31, 2003 and 2002, respectively.

NOTE G – COMMON STOCK WARRANT

The majority shareholder has readily lent money over the years to American Trailer when other sources of financing were not available.  As a result, on July 8, 2003, American Trailer issued a warrant to the majority stockholder entitling him to purchase 711,594 shares of common stock from the company, par value $.001 per share, at 4.5 times the previous fiscal year’s audited EBITDA. The purchase price was $.4428 per share.  The warrant had an expiration date of December 31, 2003.

The warrant was exercised on December 1, 2003 resulting in 711,594 shares being issued for total proceeds of  $315, 087.

Using the Black-Scholes option-pricing model, the fair value of the warrant granted at July 8, 2003 was  $.212 per share, or $150,858. The value of the warrant was expensed to “Common stock warrant expense-related party” in the accompanying Statement of Operations for the year ended December 31, 2003. As of the grant date of the warrant, the related debt was due January 1, 2004.

The above disclosures are not likely to be representative of the effect on reported net income or earnings per share for future years because the warrant was a one-time grant, and was exercised less than six months after being issued.

NOTE J – SUBSEQUENT EVENT

On January 5, 2004, the Company established a Stock Option and Incentive Plan, (the Plan), covering all employees of the Company and its affiliates.  The Plan is designed to attract, retain and motivate individuals (employees, directors, consultants and advisors) for the purpose of devoting themselves to the future success of the Company.  All employees, members of the Board of Directors, consultants and advisors shall be eligible to participate in the Plan, subject to the discretionary approval of the Board of Directors.

The aggregate maximum number of shares for which stock, stock appreciation rights or options may be granted pursuant to the plan is 5,000,000. Specific terms of each grant are to be determined by the Board at the date of each grant. The plan was adopted and approved on January 5, 2004.

100,000 common shares
TABLE OF CONTENTS	AT&S HOLDINGS, INC.
Prospectus summary	2
Our Company	2
The offering	2
Summary financial data	2
Risk Factors	3
Use of proceeds	5
Determination of offering price	6
Dilution	6
Selling security holders	7
Plan of distribution and terms of the offering	7
Forward-looking statements	8
Managements’ discussion and analysis of financial condition and results of operations	8
Our business	14
Description of our properties	22	May 11, 2004
Legal proceedings	23
Our management	23
Our principal owners	25
Executive compensation	25
Certain relationships and related transactions	26

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

Description of securities	27
Market for our common equity and related stockholder matters	27
Legal matters	28
Experts	28
Additional information	28

Until __________  __, 2004 all dealers that effect transactions in the shares, whether or not participating in this offer, may be required to deliver a prospectus.  This requirement is in addition to dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Financial statements	F-1

---------------------------

AT&S HOLDINGS, INC.

100,000 COMMON SHARES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The State of Nevada permits indemnification by a Nevada corporation of with respect to indemnification of officers, directors, employees and agents against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.

Consistent therewith, Article XI of the Registrant’s Bylaws contains a provision that indemnifies directors for all liabilities accruing to him or her because of their status as a director except where their alleged acts may be classified as fraud.  This provision effectively relieves the director of liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of American Trailer or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following represents the Registrant’s estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder.  Except for the SEC registration fee, all amounts are estimates.

ESTIMATED
TYPE OF EXPENSE	AMOUNT
-----------------------------------------------------	-----------
Securities and Exchange Commission Registration Fee	$ 5
Legal Fees and Expenses	2,000
Accounting Fees and Expenses	2,000
Printing and Engraving Expenses	500
Miscellaneous	495
------------
Total	$ 5,000
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Following is a summary of the shares issued and consideration paid in during the prior three years:

Date of issuance	Acquirer	Number of shares	Price per share	Total cash consideration
	AT&S Holdings, Inc. (1)
December 31, 2003	Richard G. Honan	856,200	(1)	(1)
December 31, 2003	Jeffrey N. Orr	124,121	(1)	(1)
December 31, 2003	Richard G. Honan II	3,846	(1)	(1)

	American Trailer & Storage, Inc. (2)
December 1, 2003	Richard G. Honan (exercise of warrant)	711,594	$0.44	$315,087
April 10, 2002	Jeffrey N. Orr	16,429	$6.51	$106,787
November 30, 2001	Richard G. Honan II	3,846	$6.57	$25,000
August 10, 2001	Jeffrey N. Orr	7,692	$6.49	$50,000
August 10, 2001	Richard G. Honan	44,606	$6.51	$290,384

July 8, 2003	Richard G. Honan	711,594	Warrant to purchase shares at $0.44 per share

(1)  Pursuant to a share exchange agreement whereby these shareholders exchanges all of their shares of American Trailer & Storage, Inc. for equivalent shares of AT&S Holdings, Inc.

(2)  These share transactions represent historical issuances of American Trailer & Storage, Inc. common shares and have been adjusted to their equivalent shares of AT&S Holdings, as a result of the share exchange, which occurred on December 31, 2003.

The shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act, as a private offering of securities.   Certificates representing the shares have an appropriate legend prohibiting transfer without compliance with the Act.   These share transactions were completed in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as each offeree was determined to be an accredited investor. There were no offerees other than the foregoing investors. Each of the offerees described above in these transactions were given complete and unfettered access to our books and records. We further determined that each offeree was accredited and therefore had knowledge and experience in financial and business matters and that he, she or it was capable of evaluating the merits and risks of the investment.

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ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------

3.01 *	Articles of Incorporation of Company

3.02 *	Bylaws of Company

4.01	Form of subscription agreement

4.02	Stock option/incentive plan and option agreement (2004)

5.01	Opinion re legality

10.01	Form of container rental agreement

10.02	Form of trailer rental agreement

10.03	Lease agreement dated February 21, 2002 by and between Financial Credit Corporation D/B/A American Trailer & Storage. and Manchester Properties, LLC

10.04	$2,324,426 term loan agreement dated April 15, 2004 by and between American Trailer & Storage, Inc. and Commercial Federal Bank

10.05	$500,000 equipment purchase line of credit agreement dated April 15, 2004 by and between American Trailer & Storage, Inc. and Commercial Federal Bank

10.06	$250,000 working capital line of credit agreement dated April 15, 2004 by and between American Trailer & Storage, Inc. and Commercial Federal Bank

10.07	Business Loan Agreement dated April 15, 2004 by and between American Trailer & Storage, Inc. and Commercial Federal Bank

10.08	Commercial Security Agreement dated September 18, 2003 by and between Financial Credit Corporation D/B/A American Trailer & Storage, Inc. and Commercial Federal Bank

10.09	Commercial Guarantee Agreement dated September 18, 2003 by and between Financial Credit Corporation D/B/A American Trailer & Storage, Inc., Richard G. Honan and Commercial Federal Bank

10.10	Exchange agreement dated December 31, 2003 by and between Richard G. Honan and AT&S Holdings, Inc.

10.11	Exchange agreement dated December 31, 2003 by and between Richard G. Honan II and AT&S Holdings, Inc.

10.12	Exchange agreement dated December 31, 2003 by and between Jeffrey N. Orr and AT&S Holdings, Inc.

21.01 *	Subsidiaries of the registrant

23.01	Consent of Renkemeyer, Campbell & Weaver LLP (included in Exhibit 5.01)

23.02	Consent of Harold J. Nicholson, Chartered

---------------------------

*    Previously filed with the Commission.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i). Include any Prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii). Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

 3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of Kansas City, State of Missouri, on January 5, 2004.

AT&S HOLDINGS, INC.

A Nevada Corporation

By:  /s/  RICHARD G. HONAN

---------------------------------------

Richard G. Honan

(CHIEF EXECUTIVE OFFICER)

By:  /s/  RICHARD G. HONAN II

---------------------------------------

Richard G. Honan II

(CHIEF FINANCIAL OFFICER)

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement.

NAME	TITLE	DATE
------------------------	----------------------	----------------
/s/ RICHARD G. (Dick) HONAN ----------------------- Richard G. Honan	Chairman of the Board of Directors and Chief Executive Officer	May 11, 2004
/s/ RICHARD G. (Rick) HONAN II ----------------------- Richard G. Honan II	Director, Principal Accounting Officer and Secretary	May 11, 2004

/s/ JEFFREY N. ORR -----------------------	Director and President	May 11, 2004
Jeffrey N. Orr

II-3